Exhibit 99.1

AMERICREDIT ANNOUNCES AGREEMENT WITH FAIRHOLME FUNDS, INC.

FORT WORTH, TEXAS November 24, 2008 – AMERICREDIT CORP. (NYSE: ACF) announced today that it has entered into an agreement with Fairholme Funds, Inc. (“Fairholme”), under which AmeriCredit will issue approximately 15.1 million shares of its common stock to Fairholme in exchange for AmeriCredit’s 8.50% Senior Notes due 2015 (the “Notes”) at a price of $840 per $1000 principal amount of the Notes, which are currently held by Fairholme and will be cancelled. The par value of the Notes to be exchanged will be determined based on the lower of 120% of the ten-day average closing price of AmeriCredit’s common stock immediately prior to the closing of the exchange transaction or $6.02 per share. As part of this agreement, Fairholme has also agreed to:

•	Purchase approximately $123.0 million of bonds rated below AAA in AmeriCredit’s next asset-backed securities offering, expected in November 2008.

•	Enter into a two-year standstill agreement that limits its ownership of the Company’s common stock to 28.9%. Fairholme will be entitled to one seat on the Company’s Board of Directors.

Fairholme is the beneficial owner of approximately 23.0 million shares, or 19.8% of the Company’s outstanding shares. The issuance of additional shares to Fairholme requires approval of shareholders according to the shareholder approval policy of the New York Stock Exchange (the “Exchange”). However, the Audit Committee of the Board of Directors of AmeriCredit has determined that the delay necessary in securing shareholder approval would impair the Company’s ability to complete a securitization transaction in a timely fashion which, in turn, would put the financial viability of the Company at substantial risk. Accordingly, the Audit Committee, pursuant to an exception provided in the Exchange’s shareholder approval policy for such a situation, expressly approved the Company’s omission to seek the shareholder approval that would otherwise have been required under that policy. The Exchange has accepted the Company’s application of the exception.

AmeriCredit, in reliance on the exception, is mailing to all shareholders a letter notifying them of the Company’s intention to issue the shares without seeking their approval. The Company intends to issue shares of the Company’s common stock to Fairholme no less than ten days after the letter to shareholders is mailed.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has over one million customers and approximately $14 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

(817) 302-7394

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